                                                                     EXHIBIT 2.1

================================================================================





                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                    among:


                               DOCUMENTUM, INC.,
                            a Delaware corporation;


                             RTI ACQUISITION CORP,
                             a Delaware corporation


                         RELEVANCE TECHNOLOGIES, INC.,
                            a Delaware corporation;

                                      and

                             STANFORD H. GOODMAN,
                                    as Agent



                          ---------------------------

                           Dated as of July 16, 1998

                          ---------------------------




================================================================================

                                  TABLE OF CONTENTS

                                                                            PAGE

SECTION 1.    DESCRIPTION OF TRANSACTION...................................... 1
        1.1   Merger of the Company into Merger Sub........................... 1
        1.2   Effect of the Merger............................................ 2
        1.3   Closing; Effective Time......................................... 2
        1.4   Certificate of Incorporation and Bylaws; Directors and Officers. 2
        1.5   Conversion of Shares............................................ 2
        1.6   Employee Stock Options.......................................... 5
        1.7   Closing of the Company's Transfer Books......................... 6
        1.8   Exchange of Certificates........................................ 7
        1.9   Appraisal Rights................................................ 8
        1.10  Escrow.......................................................... 8
        1.11  Tax Consequences................................................ 9
        1.12  Further Action.................................................. 9
SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY................... 9
        2.1   Due Organization; No Subsidiaries; Etc.......................... 9
        2.2   Certificate of Incorporation and Bylaws; Records................10
        2.3   Capitalization, Etc.............................................10
        2.4   Financial Statements............................................11
        2.5   Absence of Changes..............................................12
        2.6   Title to Assets.................................................13
        2.7   Bank Accounts; Receivables......................................14
        2.8   Equipment; Leasehold............................................14
        2.9   Proprietary Assets..............................................14
        2.10  Contracts.......................................................15
        2.11  Liabilities.....................................................17
        2.12  Compliance with Legal Requirements..............................17
        2.13  Governmental Authorizations.....................................18
        2.14  Tax Matters.....................................................18
        2.15  Employee and Labor Matters; Benefit Plans.......................19
        2.16  Environmental Matters...........................................21
        2.17  Insurance.......................................................22
        2.18  Related Party Transactions......................................22

                                      i.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE

      2.19  Legal Proceedings; Orders.......................................  22
      2.20  Authority; Binding Nature of Agreement..........................  23
      2.21  Non-Contravention; Consents.....................................  23
      2.22  Full Disclosure.................................................  24
SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........  24
      3.1   SEC Filings; Financial Statements...............................  24
      3.2   Authority; Binding Nature of Agreement..........................  24
      3.3   Valid Issuance..................................................  24
      3.4   Organization, Standing and Power................................  25
      3.5   Authorizations..................................................  25
      3.6   Absence of Certain Changes......................................  25
SECTION 4.  ADDITIONAL COVENANTS OF THE PARTIES.............................  25
      4.1   Filings and Consents............................................  25
      4.2   Public Announcements............................................  25
      4.3   Termination of Agreements.......................................  26
      4.4   FIRPTA Matters..................................................  26
      4.5   Release.........................................................  26
      4.6   Investment Representation Letter................................  26
      4.7   Registration Rights Agreement...................................  26
      4.8   Amendments to Company Options...................................  26
      4.9   Termination of 401(k) Plan......................................  27
      4.10  Indemnification.................................................  27
      4.11  Tax-Free Reorganization.........................................  27
      4.12  Blue Sky Laws...................................................  27
      4.13  Employee Benefits...............................................  27
      4.14  Tax Matters.....................................................  27
SECTION 5.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB....  28
      5.1   Accuracy of Representations.....................................  28
      5.2   Performance of Covenants........................................  28
      5.3   Stockholder Approval............................................  28
      5.4   Consents........................................................  28
      5.5   Agreements and Documents........................................  28


                                      ii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE

       5.6  FIRPTA Compliance...............................................  29
       5.7  No Restraints...................................................  29
       5.8  No Legal Proceedings............................................  29
       5.9  Termination of 401(k) Plan......................................  29
SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..............  30
       6.1  Accuracy of Representations.....................................  30
       6.2  Performance of Covenants........................................  30
       6.3  Documents.......................................................  30
       6.4  Listing.........................................................  30
       6.5  No Restraints...................................................  30
SECTION 7.  INDEMNIFICATION, ETC............................................  31
       7.1  Survival of Representations, Etc................................  31
       7.2  Indemnification by Stockholders.................................  31
       7.3  Threshold; Ceiling..............................................  32
       7.4  Satisfaction of Indemnification Claim...........................  32
       7.5  No Contribution.................................................  32
       7.6  Defense of Third Party Claims...................................  33
       7.7  Exercise of Remedies by Indemnitees Other Than Parent...........  33
SECTION 8.  MISCELLANEOUS PROVISIONS........................................  33
       8.1  Agent...........................................................  33
       8.2  Further Assurances..............................................  34
       8.3  Fees and Expenses...............................................  34
       8.4  Attorneys' Fees.................................................  34
       8.5  Notices.........................................................  34
       8.6  Confidentiality.................................................  35
       8.7  Time of the Essence.............................................  35
       8.8  Headings........................................................  35
       8.9  Counterparts....................................................  35
       8.10 Governing Law...................................................  36
       8.11 Successors and Assigns..........................................  36
       8.12 Remedies Cumulative; Specific Performance.......................  36
       8.13 Waiver..........................................................  36


                                     iii.

                              TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE

      8.14  Amendments......................................................  36
      8.15  Severability....................................................  36
      8.16  Parties in Interest.............................................  37
      8.17  Entire Agreement................................................  37
      8.18  Construction....................................................  37


                                      iv.

                                LIST OF EXHIBITS

Exhibit A     Certain Definitions

Exhibit B     Schedule of Stockholders

Exhibit C     Form of Release

Exhibit D     Form of Investment Representation Letter

Exhibit E     Form of Registration Rights Agreement

Exhibit F     Form of Amendment to Company Options

Exhibit G     Form of Escrow Agreement


                                      v.

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of July 16, 1998, by and among: Documentum, Inc., a Delaware corporation ("Parent"); RTI Acquisition Corp, a Delaware corporation ("Merger Sub"); Relevance Technologies, Inc., a Delaware corporation (the "Company"); and Stanford H. Goodman, as agent for the stockholders of the Company (the "Agent"). Certain other capitalized terms used in this Agreement are defined herein and in Exhibit A.

                                   Recitals

     A. Parent, Merger Sub and the Company intend to effect a merger of the Company into Merger Sub in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will continue as a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company, and by the sole stockholder of Merger Sub and the stockholders of the Company.

     D. The stockholders of the Company (other than Parent) listed on Exhibit B (each a "Stockholder" and, collectively, the "Stockholders") own a total of 4,102,892 shares of the Common Stock (par value $.001 per share) of the Company ("Company Common Stock") constituting all of the outstanding common stock, and a total of 1,689,124 shares of the Series A Preferred Stock of the Company ("Series A Preferred Stock") and 1,655,629 shares of the Series B Preferred Stock of the Company ("Series B Preferred Stock") constituting, together with the 862,068 outstanding shares of the Series C Preferred Stock of the Company ("Series C Preferred Stock") held by Parent, all of the outstanding preferred stock of the Company. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are collectively referred to as "Company Preferred Stock."

                                   Agreement

     The parties to this Agreement agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

       1.1 Merger of the Company into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

       1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law ("DGCL").

       1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3000 Sand Hill Road, Building 3, Suite 230, Menlo Park, California 94025 at 10:00 a.m. on the date of this Agreement. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of Section 251 of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

       1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective
Time:
            (a) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

            (b) the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

            (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective time.

       1.5  Conversion of Shares.

            (a) Subject to Section 1.8(c), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder of the Company:

                (i) each share of Company Common Stock outstanding immediately prior to the Effective Time (including shares of Company Common Stock issuable upon conversion of Company Preferred Stock which the holder has elected to convert immediately prior to the Effective Time but excluding shares of Company Common Stock held by Parent or issuable upon conversion of shares of Series C Preferred Stock held by Parent) shall be converted into the right to receive: (A) the "Applicable Fraction" (as defined in Section 1.5(b)(i)) of a share of the common stock (par value $.001 per share) of Parent ("Parent Common Stock"); and (B) the "Per Share Cash Amount" (as defined in Section 1.5(b)(v));

                (ii) each share of Series A Preferred Stock (if any) outstanding immediately prior to the Effective Time (excluding shares of Series A Preferred Stock which the holder has elected to convert to Company Common Stock immediately prior to the Effective Time) shall be converted into the right to receive the fraction of a share of Parent Common Stock (A) having a numerator equal to $1.085 (representing the "Liquidation Preference" of each share of Series A Preferred Stock under the Company's Certificate of Incorporation), and (B) having a denominator equal to the Parent Stock Price (as defined in Section 1.5(b)(iv));

                (iii) each share of Series B Preferred Stock (if any) outstanding immediately prior to the Effective Time (excluding shares of Series B Preferred Stock which the


                                       2.

          holder has elected to convert to Company Common Stock immediately prior to the Effective Time) shall be converted into the right to receive the fraction of a share of Parent Common Stock (A) having a numerator equal to $3.775 (representing the "Liquidation Preference" of each share of Series B Preferred Stock under the Company's Certificate of Incorporation), and (B) having a denominator equal to the Parent Stock Price (as defined in Section 1.5(b)(iv));

               (iv) each share of Series C Preferred Stock (if any) outstanding immediately prior to the Effective Time (excluding (1) shares of Series C Preferred Stock which the holder has elected to convert to Company Common Stock immediately prior to the Effective Time and (2) shares of Series C Preferred Stock held by Parent immediately prior to the Effective Time) shall be converted into the right to receive the fraction of a share of Parent Common Stock (A) having a numerator equal to $1.74 (representing the "Liquidation Preference" of each share of Series C Preferred Stock under the Company's Certificate of Incorporation), and (B) having a denominator equal to the Parent Stock Price (as defined in Section 1.5(b)(iv)); and

               (v) each share of the common stock (par value $.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding.

          Notwithstanding the foregoing, (i) shares of Company Common Stock or Series C Preferred Stock held by Parent immediately prior to the Effective Time or at the Effective Time shall not be converted into or represent the right to receive Parent Common Stock in accordance with this Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and any such shares shall be canceled, and (ii) Appraisal Shares (as defined in Section 1.9(c)) (if any) shall not be converted into or represent the right to receive Parent Common Stock in accordance with this Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as described in Section 1.9 below.

          (b)  For purposes of this Agreement:

               (i) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to the amount by which $31,500,000 exceeds the sum of (1) the Aggregate Preferred Stock Liquidation Preference (as defined in Section 1.5(b)(ii)) and (2) the Aggregate Option Preference (as defined in Section 1.5(b)(vi)); and (B) having a denominator equal to the amount determined by multiplying (1) the Adjusted Fully Diluted Company Share Amount (as defined in Section 1.5(b)(iii)) by (2) the Parent Stock Price (as defined in Section 1.5(b)(iv)).

               (ii) The "Aggregate Preferred Stock Liquidation Preference" shall be the amount determined by multiplying the applicable Liquidation Preference of each share of Company Preferred Stock under the Company's Certificate of Incorporation by (B) the aggregate number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time (excluding (1) shares of Company Preferred Stock held by Parent at the Effective Time, and (2) shares of Company Preferred Stock which the holder has elected to convert to Company Common Stock immediately prior to the Effective
          Time).


                                      3.

               (iii) The "Adjusted Fully Diluted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including (1) shares of Company Preferred Stock which the holder has elected to convert to Company Common Stock immediately prior to the Effective Time, and (2) any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement and excluding (3) shares of Company Common Stock or Series C Preferred Stock held by Parent immediately prior to the Effective Time), and (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options (as defined in Section 1.6(a)) outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable).

               (iv) The "Parent Stock Price" shall be equal to the average closing sale price of a share of Parent Common Stock on the Nasdaq National Market for the twenty (20) trading days up to and including June 26, 1998. The Company and Parent acknowledge and agree that the Parent Stock Price shall be $48.30475.

               (v) The "Per Share Cash Amount" shall be the quotient obtained by dividing (A) $3,500,000 by (B) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including (1) shares of Company Preferred Stock which the holder has elected to convert to Company Common Stock immediately prior to the Effective Time, and (2) any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement and excluding (3) shares of Company Common Stock or Series C Preferred Stock held by Parent immediately prior to the Effective Time).

               (vi) The "Aggregate Option Preference" shall be the Per Share Cash Amount multiplied by the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable).

          (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then, except as set forth on Part 1.5(c) of the Disclosure Schedule, the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

          (d) The Per Share Cash Amount shall be paid to each Stockholder in cash at the Closing; provided, however, that no such payment shall be made to any Stockholder until such Stockholder has delivered all Company Stock Certificates for exchange as provided in Section 1.8 below.

          (e) Parent will file a registration statement on Form S-3 as required by the terms of the Registration Rights Agreement attached hereto as Exhibit E on the day following the date of this


                                      4.

Agreement, and in the event such registration statement has not been declared effective by the SEC by July 29, 1998 as a result of the action or inaction of Parent (it being understood that in the event the SEC (i) fails to notify Parent after timely inquiry by Parent at least three (3) days prior to such date as to whether it intends to review such registration statement or any document incorporated therein, or (ii) elects to review the registration statement or any document incorporated therein, then the failure to be effective by such date shall not be deemed to be the result of the action or inaction of Parent), the Parent Stock Price shall be re-calculated to equal the average closing sale price of a share of Parent Common Stock on the Nasdaq National Market for the ten (10) trading days preceding the effective date of such registration statement. Parent shall promptly thereafter issue to the Stockholders a number of additional shares of Parent Common Stock equal to the difference between (i) the number of shares of Parent Common Stock issuable pursuant to this Section
1.5 based on the Parent Stock Price as re-calculated in this Section 1.5(e) and
(ii) the number of shares of Parent Common Stock issuable pursuant to this
Section 1.5 based on the Parent Stock Price as defined in Section 1.5(b). Parent shall also promptly thereafter issue to holders of Parent Common Stock issued upon the exercise after the date of this Agreement of any Company Options a number of shares of Parent Common Stock as provided in the preceding sentence as if such Company Options had been exercised immediately prior to the Effective Time. Parent shall also promptly file an additional Form S-3 registration statement registering the additional shares of Parent Common Stock issuable pursuant to this Section 1.5(e). The Option Applicable Fraction shall similarly be adjusted (so that the number of shares of Parent Common Stock subject to each assumed option shall be proportionately adjusted) and Parent shall (i) send a notice required by Section 1.6 to holders of Company Options outstanding at such time reflecting such adjustment and (ii) promptly register the additional shares of Parent Common Stock issuable pursuant to this Section 1.5(e) upon the exercise of such Company Options on a registration statement on Form S-8 in accordance with the provisions of Section 1.6. Notwithstanding the foregoing, in no event shall the number of additional shares of Parent Common Stock issuable as a result of this Section 1.5(e) exceed the number of shares of Parent Common Stock issuable pursuant to this Agreement without regard to this Section 1.5(e). No additional shares of Parent Common Stock shall be issued pursuant to this
Section 1.5(e) in the event the Parent Stock Price calculated pursuant to this
Section 1.5(e) exceeds the Parent Stock Price as defined in Section 1.5(b). Parent will not impose a Blackout Period (as defined in Section 2.2 of the Registration Rights Agreement) during the five (5) trading days following effectiveness of the registration statement filed the day after the date of this Agreement. In no event will the Stockholders be required to return shares of Parent Common Stock to Parent as a result of the operation of this Section 1.5(e). Any disputes arising under this Section 1.5(a) shall be resolved by Parent and the Agent.

     1.6  Employee Stock Options.

          (a) At the Effective Time, each stock option that is then outstanding under the Company's 1996 Stock Plan (the "Stock Option Plan"), whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's Stock Option Plan and the stock option agreement by which such Company Option is evidenced in such manner that Parent (i) is "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be a transaction within Section 424 of the Code. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock, and the status as an "incentive stock option" under Section 422 of the Code of any Company Option shall be unchanged. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of

                                      5.

Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Option Applicable Fraction (as defined in Section 1.6(b)), rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Option Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time; and provided further, that certain assumed Company Options (including certain exercised Company Options) shall be amended as provided for by the Option Amendment described in Section 4.8 below. The Company and Parent shall take all action that may be necessary (under the Company's Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company Option (together with, if applicable, the Option Amendment described in Section 4.8 below) a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. Parent shall file with the SEC, within two (2) business days of the Closing Date, a registration statement on Form S-8 registering the exercise of the Company Options assumed by Parent pursuant to this Section 1.6.

          (b) The "Option Applicable Fraction" shall be the fraction: (A) having a numerator equal to the amount by which $35,000,000 exceeds the Aggregate Preferred Stock Liquidation Preference (as defined in Section 1.5(b)(ii)); and
(B) having a denominator equal to the amount determined by multiplying (1) the Adjusted Fully Diluted Company Share Amount (as defined in Section 1.5(b)(iii)) by (2) the Parent Stock Price (as defined in Section 1.5(b)(iv)).

     1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  Exchange of Certificates.

          (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock.
Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the

                                      6.

provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Stock Price.

          (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9  Appraisal Rights.

          (a) Notwithstanding anything to the contrary contained in this Agreement, Appraisal Shares (as defined in Section 1.9(c)) shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder in Section 262 of the DGCL and (if the Company is subject to Section 2115 of the California Corporations Code) such rights as may be granted to such holder in Chapter 13 of the California General Corporation Law. From and after the Effective


                                      7.

Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder's right of appraisal under Section 262 of the DGCL and such holder's rights (if any) under Chapter 13 of the California General Corporation Law, then (i) any right of such holder to require the Company to purchase the Appraisal Shares for cash shall be extinguished and (ii) such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with
Section 1.5(a) (and cash in lieu of any fractional share in accordance with Section 1.8(c)).

          (b) The Company (i) shall give Parent prompt written notice of any demand by any Stockholder of the Company for appraisal of such Stockholder's shares of Company Capital Stock pursuant to the DGCL and of any other notice, demand or instrument delivered to the Company pursuant to the DGCL or the California General Corporation Law, and (ii) shall give Parent's Representatives the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. The Company shall not make any payment or settlement offer with respect to any such notice or demand unless Parent shall have consented in writing to such payment or settlement offer.

          (c) For purposes of this Agreement, "Appraisal Shares" shall refer to any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time that (i) are held by Stockholders who are entitled to demand and who properly demand appraisal of such shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL or
(ii) are or may become "dissenting shares" within the meaning of Chapter 13 of the California General Corporation Law. Notwithstanding anything to the contrary contained in this Agreement, no holder of any shares of Company Common Stock or Company Preferred Stock shall be entitled to exercise any rights under Chapter 13 of the California General Corporation Law unless the Company is subject to Section 2115 of the California Corporations Code.

     1.10  ESCROW.

          (a) As soon as practicable after the Effective Time, the Escrow Shares (as defined in Section 1.10(c)), without any act of any Stockholder of the Company, will be deposited by Parent into an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and the Escrow Agreement in the form of Exhibit G (the "Escrow Agreement"). The Escrow Fund shall be available to indemnify the Indemnitees as provided in Section 7.

          (b) Subject to the following requirements, the Escrow Fund shall remain in existence until the expiration of one year from the Effective Time (the "Escrow Period"). Upon the expiration of such Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Shares; provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Parent, subject to the objection of the Agent (as defined in Section 8.1) and the subsequent resolution of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any Claim Notice (as defined in the Escrow Agreement) delivered to the Agent prior to the expiration of such Escrow Period shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, Parent shall deliver to the Stockholders all Parent Common Stock remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Parent Common Stock to the Stockholders pursuant to this Section 1.10(b) and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.


                                      8.

          (c) For purposes of this Agreement, "Escrow Shares" shall mean the number of shares of Parent Common Stock to be issued in the Merger to the Stockholders which equals eleven and one-tenth percent (11.10%) of the total number of shares of Parent Common Stock issuable in the Merger (including shares of Parent Common Stock issuable upon the exercise of Company Options). The number of shares to be contributed to the Escrow Fund by each Stockholder shall be equal to the ratio of (A) the number of shares of Parent Common Stock to be issued in the Merger to such Stockholder to (B) the number of shares of Parent Common Stock to be issued in the Merger to all Stockholders. Shares of Parent Common Stock to be issued in the Merger which are subject to a repurchase option in favor of Parent shall be placed into the Escrow Fund only if, in the case of any Stockholder, an insufficient number of shares of Parent Common Stock which are not subject to such a repurchase option are available to satisfy the Escrow Fund.

     1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants, to and for the benefit of the Indemnitees, and except as set forth on the Disclosure Schedule attached hereto, as follows:

     2.1  Due Organization; No Subsidiaries; Etc.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

          (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Relevance Technologies, Inc."

          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.


                                      9.

          (d) Part 2.1 of the Disclosure Schedule accurately sets forth: (i) the names of the members of the Company's board of directors; (ii) the names of the members of each committee of the Company's board of directors; and (iii) the names and titles of the Company's officers.

          (e) The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered or made available to Parent accurate and complete copies of: (a) the Company's Certificate of Incorporation and bylaws, including all amendments thereto; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There has not been any violation of any of the provisions of the Company's Certificate of Incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.

     2.3  Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of: (i) 20,000,000 shares of Common Stock (par value $.001 per share), of which 4,102,892 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 7,500,000 shares of Preferred Stock (par value $.001 per share), 1,689,124 of which have been designated "Series A Preferred Stock," of which 1,689,124 shares have been issued and are outstanding as of the date of this Agreement, 1,700,000 of which have been designed "Series B Preferred Stock," of which 1,655,629 shares have been issued and are outstanding as of the date of this Agreement, and 900,000 of which have been designated "Series C Preferred Stock," of which 862,068 have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

          (b) The Company has reserved 2,268,915 shares of Company Common Stock for issuance under its Stock Option Plan, of which options to purchase 865,570 shares are outstanding as of the date of this Agreement. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option;
(v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422

                                       10.

of the Code. Except as set forth above, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (c) All outstanding shares of Company Common Stock and Company Preferred Stock, and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.



     2.4  Financial Statements.

          (a) The Company has delivered to Parent the following financial statements (collectively, the "Company Financial Statements"). The audited balance sheet of the Company as of May 31, 1998 (the "Balance Sheet"), and the related audited income statement, statement of stockholders' equity and statement of cash flows of the Company for the fiscal year then ended, together with the notes thereto and the unqualified audit report of Price Waterhouse LLP relating thereto.

          (b) The Company Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the period covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end adjustments, which will not, individually or in the aggregate, be material in magnitude).



     2.5  Absence of Changes. Since May 31, 1998:

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations or financial performance, and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

                                       11.

          (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) except as contemplated by this Agreement, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the Company's Certificate of Incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since May 31, 1998, exceeds $50,000;

          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except (as to (i), (ii) or (iii) above) for immaterial rights or other immaterial assets acquired, leased, licensed, sold or disposed of in the ordinary course of business and consistent with the Company's past practices;

          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

                                       12.

          (p) the Company has not made any material Tax election;

          (q) the Company has not commenced or settled any Legal Proceeding;

          (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.


     2.6  Title to Assets.

          (a) Except for assets covered by Section 2.9 below, the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Balance Sheet; (ii) all assets referred to in Parts 2.7(b) of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

          (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company (except for any asset licensed to the Company under any third party license generally available to the public at a cost of less than $25,000).


     2.7  Bank Accounts; Receivables.

          (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of May 31, 1998. All existing accounts receivable of the Company (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since May 31, 1998 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).


     2.8  Equipment; Leasehold.

          (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

                                       13.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.


     2.9  Proprietary Assets.

          (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets, excluding know-how and trade secrets, owned by the Company. Part 2.9(a)(iii) of the Disclosure
Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party license generally available to the public at a cost of less than $25,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. To the best of the knowledge of the Company, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in
Part 2.9(a)(iii) of the Disclosure Schedule. The Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset.
The Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Company has taken reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would not be materially impaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. The Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule or otherwise under a customary license, escrow, maintenance, support, non-disclosure or similar agreement in the ordinary course of business) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) To the best of the knowledge of the Company, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, the Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d) To the best of the knowledge of the Company, the Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. (i) The Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not

                                      14.

entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its owned Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (e) (i) All current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Proprietary Information and Invention Assignment Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.


     2.10 Contracts.

          (a) Part 2.10 of the Disclosure Schedule identifies:

              (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

              (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

              (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

              (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

              (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

              (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

              (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

              (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

              (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

              (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

                                       15.

              (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

              (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

              (xiii)  any other Company Contract that contemplates or involves
          (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) Except as set forth in Part 2.10 of the Disclosure Schedule:

              (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

              (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

              (iii) since inception, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

              (iv) the Company has not waived any of its material rights under any Material Contract.

          (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

                                      16.

     2.11 Liabilities. The Company has no accrued, contingent or other, liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Balance Sheet;
(b) accounts payable or accrued salaries that have been incurred by the Company since May 31, 1998 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

     2.12 Compliance with Legal Requirements. The Company is, and has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14  Tax Matters.

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) except to the extent a reserve is established on the Balance Sheet, have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent true and complete copies of all Company Returns filed since inception.

          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from May 31, 1998 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

                                      17.

          (c) To the best of the knowledge of the Company, no Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. To the best of the knowledge of the Company, there have been no examinations or audits of any Company Return. The Company has delivered to Parent true and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver that is still in effect of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and, other than by reason of the Merger, the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.15 Employee and Labor Matters; Benefit Plans.

          (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $10,000 in the aggregate.

          (b) The Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees which are

                                      18.

described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d) With respect to each Plan, the Company has delivered to Parent:

              (i) an accurate and complete copy of such Plan (including all amendments thereto);

              (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

              (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

              (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

              (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

              (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) The Company is not required to be, and, to the best of the knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

                                      19.

          (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

          (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

          (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) The Company has good labor relations, and the Company has no reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

     2.16 Environmental Matters. To the best of the knowledge of the Company, the Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to

                                       20.

Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18  Related Party Transactions.  (a) No Related Party has, and no
Related Party has at any time since inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since inception been, indebted to the Company; (c) since inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since inception competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Stockholders; (ii) each individual who is, or who has at any time since inception been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.19  Legal Proceedings; Orders.

          (a) There is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                                       21.

          (b) No Legal Proceeding has ever been commenced by or has ever been pending against the Company.

          (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject.
None of the Stockholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the best of the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company, its board of directors and stockholders. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.21 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case

                                      22.

or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

The Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.22  Full Disclosure.  This Agreement (including the Disclosure
Schedule) does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact required to be stated herein or necessary in order to make the representations, warranties and information contained herein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Section 3.  Representations and Warranties of Parent and Merger Sub

          Parent and Merger Sub jointly and severally represent and warrant to the Company and the Stockholders as follows:

     3.1  SEC Filings; Financial Statements.

          (a) Parent has delivered to the Company accurate and complete copies (and made available copies of exhibits) of each report, registration statement (on a form other than Form S-8), definitive proxy statement and other filing filed by Parent with the SEC between January 1, 1998 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments (none of which are expected to be material); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby.

     3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective

                                      23.

boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Parent is qualified to use Form S-3 as contemplated by this Agreement and the Registration Rights Agreement.

     3.3 Valid Issuance. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will be, when issued in accordance with the provisions of this Agreement, validly issued, fully paid and nonassessable, and, subject in part to the representations of the Stockholders contained in the Investment Representation Letters (as defined in Section 4.6), issued in compliance with all applicable federal and state securities laws.

     3.4 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent.

     3.5 Authorizations. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except for the filing of (i) the certificate of merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, (ii) registration statements on Forms S-3 and S-8 with the SEC, (iii) a Notification of Listing of Additional Shares with the Nasdaq National Market, and (iv) any required blue sky filings.

     3.6 Absence of Certain Changes. Since March 31, 1998 (the "Parent Balance Sheet Date"), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in or might reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole.

SECTION 4.  ADDITIONAL COVENANTS OF THE PARTIES

     4.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) not already obtained and required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall (upon request) promptly deliver to any other party a copy of each such filing made, each such notice given and each such Consent obtained by the Company.

                                      24.

     4.2 Public Announcements. Neither Parent nor the Company shall (and shall not permit any of their Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party's prior written consent.

     4.3 Termination of Agreements. The Company, Parent, the holders of the Company's Series A Preferred Stock and Series B Preferred Stock (the "Investors") and certain of the Stockholders shall enter into an agreement, reasonably satisfactory in form and content to Parent (and conditioned and effective upon the Closing), terminating (i) the Amended and Restated Investors' Rights Agreement dated as of May 12, 1998 and among the Company, Parent and the Investors, and (ii) the Amended and Restated Co-Sale Agreement dated as of May 12, 1998 by and among the Company, Parent, the Investors and such Stockholders.

     4.4 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     4.5 Release. At the Closing, each of the Stockholders shall execute and deliver to the Company and Parent a Release in the form of Exhibit C.

     4.6 Investment Representation Letter. At the Closing, each of the Stockholders shall execute and deliver to Parent an Investment Representation Letter in the form of Exhibit D.

     4.7 Registration Rights Agreement. At the Closing, Parent and each of the Stockholders shall execute and deliver the Registration Rights Agreement in the form of Exhibit E. Parent shall promptly file a registration statement on Form S-3 pursuant to the terms of the Registration Rights Agreement.

     4.8 Amendments to Company Options. At the Closing, the Company shall execute and deliver to Parent and each holder of a Company Option currently engaged by the Company (including holders of shares of Company Common Stock issued upon the exercise of an option granted by the Company, but excluding Stanford Goodman and Scott Wiener) an amendment in substantially the form of Exhibit F (the "Option Amendment"). Following the Closing, Parent will send the Option Amendment to each such holder with the written notice required to be delivered pursuant to Section 1.6.

     4.9 Termination of 401(k) Plan. At the Closing, the Company shall terminate its 401(k) Plan, and shall ensure that no employee or former employee of the Company has any rights under such Plan and that any liabilities of the Company under such Plan (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.

     4.10 Indemnification. From and after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under the Company's Certificate of Incorporation, Bylaws and indemnification agreements in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

                                      25.

     4.11 Tax-Free Reorganization. Neither the Company, Parent nor Merger Sub will, either before or after consummation of the Merger, take any action which, to the best of the knowledge of such party, would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Section 368.

     4.12 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

     4.13 Employee Benefits. Parent shall take such reasonable actions, to the extent permitted by Parent's benefits program, as are necessary to allow eligible employees of the Company to participate in the benefit programs of Parent, or alternative benefits programs in the aggregate substantially comparable to those applicable to similarly situated employees of Parent, as soon as practicable after the Effective Time of the Merger. For purposes of satisfying the terms and conditions of such programs, to the extent permitted by Parent's benefit programs, Parent shall use reasonable efforts to give full credit for eligibility, or vesting for each participant's period of service with the Company and for purposes of vacation accrual after the Effective Time as if such service with the Company was service with Parent. Parent and the Company agree that where applicable with respect to any medical or dental benefit plan of Parent, Parent shall waive, or shall cause its insurance carrier to waive, any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition) and provided that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent.

     4.14 Tax Matters. Prior to the Closing, Parent and the Company shall execute and deliver, to Cooley Godward LLP and to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, tax representation letters in a form reasonably acceptable to such counsel (which will be used in connection with the legal opinions contemplated by Sections 5.5(k) and 6.3(d)).

SECTION 5.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     5.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall be accurate in all respects as of the Closing.

     5.2 Performance of Covenants. All of the covenants and obligations that the Company and the Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

                                      26.

     5.3 Stockholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of (a) 97% of the shares of Company Common Stock entitled to vote with respect thereto, and (b) 97% of the shares of the Company Preferred Stock entitled to vote with respect thereto.

     5.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including those Consents identified in Part 2.21 of the Disclosure Schedule that Parent desires to obtain) shall have been obtained and shall be in full force and effect.

     5.5 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) a Release in the form of Exhibit C, executed by the Stockholders;

          (b) an Investment Representation Letter in the form of Exhibit D, executed by the Stockholders;

          (c) the Registration Rights Agreement in the form of Exhibit E, executed by the Agent;

          (d) the Escrow Agreement in the form of Exhibit G, executed by the Stockholders;

          (e) the agreement referred to in Section 4.3, executed by the parties thereto;

          (f) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

          (g) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by Innovations International, Inc.;

          (h) a legal opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, dated as of the Closing Date, in a form reasonably acceptable to Parent and its counsel;

          (i) a certificate executed by the Company and containing the representation and warranty of the Company that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 5.1, 5.2, 5.3 and 5.4 have been duly satisfied (the "Closing Certificate");

          (j) a legal opinion of Cooley Godward LLP, in a form reasonably acceptable to Parent, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 4.14); and

          (k) written resignations of all directors of the Company, effective as of the Effective Time.

                                      27.

     5.6 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 4.4.

     5.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     5.8 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     5.9 Termination of 401(k) Plan. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of its 401(k) Plan.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     6.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be accurate in all respects as of the Closing.

     6.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     6.3  Documents.  The Company shall have received the following documents:

          (a) the Registration Rights Agreement in the form of Exhibit E, executed by Parent;

          (b) the Option Amendments in the form of Exhibit F, executed by Parent;

          (c) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in a form reasonably acceptable to the Company and its counsel;

          (d) a legal opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, in a form reasonably acceptable to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 4.14); and

          (e) the Escrow Agreement in the form of Exhibit G, executed by Parent.

       6.4 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

                                       28.

       6.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 7.  INDEMNIFICATION, ETC.

       7.1  Survival of Representations, Etc.

            (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 7.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. The representations and warranties made by Parent and Merger Sub (including the representations and warranties set forth in Section 3) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, the Agent (acting in good faith) delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent and Merger Sub (and setting forth in reasonable detail the basis for the Agent's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. Notwithstanding the preceding sentence, the representations and warranties of Parent and Merger Sub set forth in Sections
3.1 and 3.6 shall terminate and expire at the Closing and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

            (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

            (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

     7.2    Indemnification by Stockholders.

            (a) From and after the Effective Time (but subject to Section 7.1(a)), the Stockholders, pro rata from the Escrow Fund, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Closing Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or

                                      29.

any similar qualification contained or incorporated directly or indirectly in such representation or warranty; (ii) any breach of any covenant or obligation of the Company or any of the Stockholders (including the covenants set forth in Section 4); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 7).

          (b) The Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     7.3  Threshold; Ceiling.

          (a) The Stockholders shall not be required to make any indemnification payment pursuant to Section 7.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $300,000 in the aggregate. (If the total amount of such Damages exceeds $300,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $300,000.)

          (b) Except for acts constituting fraud, the maximum liability of each Stockholder under Section 7.2(a) shall be equal to the dollar value of such Stockholder's Escrow Shares (valued at the Parent Stock Price) and such Stockholder's liability shall be limited to such Stockholder's pro rata portion of the Escrow Fund. The rights of Parent, the Surviving Corporation and any other Indemnitee to make claims upon the Escrow Fund in accordance with this
Section 7 shall be the sole and exclusive remedy of Parent, the Surviving Corporation and any other Indemnitee after the Closing with respect to any representation, warranty, covenant or agreement made by the Company or any Stockholder under this Agreement and no former stockholder, optionholder or warrantholder (in their capacity as a stockholder, optionholder or warrantholder, as appropriate) shall have any personal liability to Parent, the Surviving Corporation or any Indemnitee after the Closing in connection with the Merger.

     7.4 Satisfaction of Indemnification Claim. In the event any Stockholder shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 7, such Stockholder shall satisfy such liability by delivering to such Indemnitee in accordance with the terms of the Escrow Agreement the number of shares of Parent Common Stock determined by dividing (a) the aggregate dollar amount of such liability by (b) the Parent Stock Price (as defined in Section 1.5(b)(iv) and as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent between the Effective Time and the date such liability is satisfied).

     7.5 No Contribution. Each Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any

                                      30.

indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

     7.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Stockholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 7, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding (as contemplated by Section 7.1) shall be borne and paid exclusively by the Stockholders (provided that any expenses so paid shall be paid from the Escrow Fund and shall reduce the Escrow Fund accordingly and shall be subject to the ceiling described in Section 7.3(b));

          (b) each Stockholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Agent (as defined in Section 8.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Agent shall not limit any of the obligations of the Stockholders under this Section 7 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     7.7 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 8.  MISCELLANEOUS PROVISIONS

     8.1 Agent. The Stockholders hereby irrevocably appoint Stanford H. Goodman as their agent for purposes of Section 7 (the "Agent"), and Stanford H. Goodman hereby accepts his appointment as the Agent. Parent shall be entitled to deal exclusively with the Agent on all matters relating to Section 7, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Agent, as fully binding upon such Stockholder. If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Stockholders, then the Stockholders representing a majority in interest of the Escrow Shares shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Agent" for purposes of Section 8 and this Section
8.1. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Stockholders. The Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to either (i) the advice of counsel

                                      31.

or (ii) the vote of a majority in interest of the Stockholders, shall be conclusive evidence of such good faith. The Stockholders of the Company shall severally indemnify the Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

     8.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     8.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger; provided, however, that, to the extent the total amount of all such legal fees, costs and expenses incurred by or for the benefit of the Company exceeds $175,000 in the aggregate, such fees, costs and expenses shall be borne and paid by the Stockholders and not by the Company.

     8.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     8.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:       Documentum, Inc.
                              5671 Gibraltar Drive
                              Pleasanton, CA 94588-8547
                              Attention: Mark Garrett
                              Facsimile: (510) 463-6851

          with a copy to:     Cooley Godward LLP
                              3000 Sand Hill Road
                              Building 3, Suite 230
                              Menlo Park, CA 94025

                                      32.

                             Attention: Mark P. Tanoury, Esq.
                             Facsimile: (650) 854-2691


         if to the Company   Relevance Technologies, Inc.
         or the Agent:       60 Federal Street, Suite 550
                             San Francisco, CA 94107
                             Attention: Stanford H. Goodman
                             Facsimile: (415) 541-3990
                             (correspondence should be marked as "Confidential")

         with a copy to:     Gunderson Dettmer Stough
                             Villeneuve Franklin & Hachigian, LLP
                             155 Constitution Drive
                             Menlo Park, CA 94025
                             Attention: Daniel E. O'Connor, Esq.
                             Facsimile: (650) 321-2800

     8.6 Confidentiality. Without limiting the generality of anything contained in Section 4.2, on and at all times after the Closing Date, each Stockholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Stockholder's possession that relates to the business of the Company or Parent.

     8.7  Time of the Essence. Time is of the essence of this Agreement.

     8.8 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     8.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     8.10 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     8.11 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Stockholders (to the extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 7.7); and the respective successors and assigns (if any) of the foregoing.

     8.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order

                                      33.

of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     8.13 Waiver.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     8.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     8.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     8.16 Parties in Interest. Except for the provisions of Sections 1.5, 1.6 and 7, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     8.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that any Non-Disclosure Agreements between Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms; and provided further that the information provided to the Stockholders in connection with the Company's solicitation of the Stockholders' approval of the Merger shall not be superseded by this Section 8.17 except to the extent such information purports to summarize the subject matter of this Agreement.

                                      34.

     8.18 Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

          (e) References herein to capital stock of the Company owned by Parent shall include shares of the Company's capital stock transferred by Parent to any third party.

                                      35.

     The parties hereto have caused this Agreement to be executed and delivered as of July 16, 1998.

                              Documentum, Inc.,
                              a Delaware corporation


                              By: /s/ Mark S. Garrett
                                 -----------------------------------------
                              Title: Chief Financial Officer
                                    --------------------------------------


                              RTI Acquisition Corp,
                              a Delaware corporation


                              By: /s/ Mark S. Garrett
                                 -----------------------------------------
                              Title: Chief Financial Officer
                                    --------------------------------------


                              Relevance Technologies, Inc.,
                              a Delaware corporation


                              By: /s/ Stanford H. Goodman
                                 -----------------------------------------
                              Title: President and Chief Executive Officer
                                    --------------------------------------


                              Agent:

                              /s/ Stanford H. Goodman
                              --------------------------------------------
                              Stanford H. Goodman






                                SIGNATURE PAGE

                                   EXHIBIT A

                              CERTAIN DEFINITIONS


     For purposes of the Agreement (including this Exhibit A):

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the acquisition of (i) more than fifty percent (50%) of the capital stock of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire more than fifty percent (50%) of the capital stock of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for more than fifty percent (50%) of the capital stock of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys' fees but excluding in-house counsel fees), charge, cost (including costs of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     Governmental Authorization.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     Indemnitees.  "Indemnitees" shall mean the following Persons:  (a) Parent;
(b) the Surviving Corporation; and (c) the respective successors and assigns of the Persons referred to in clauses "(a)" and "(b)" above.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.


                                     A-2.

     Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter would have a material adverse effect on the Company's business, condition, assets, liabilities, operations or financial performance.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.


                                     A-3.

                                   EXHIBIT B

                            SCHEDULE OF STOCKHOLDERS

NAME                                           NUMBER OF SHARES OF STOCK
-----------------------------------       -----------------------------------

Common Holders
--------------

Stanford H. Goodman                                    1,118,321
Scott I. Wiener                                        1,118,321
CE Software Holdings, Inc.                             1,470,000
John Cate                                                 70,000
Frank Leahy                                               35,000
Laurence Fishkin                                         125,000
Michael Grant                                            135,000
Maggie Law                                                 5,000
Charlie Barbour                                           26,250

Series A Holders
----------------

Crosspoint Venture Partners (1996)                     1,612,903
G & H Partners                                            32,258
Richard A. Cohler                                         20,000
Venture Lending & Leasing                                 23,963

Series B Holders
----------------

Crosspoint Venture Partners (1996)                       496,689
IAI U.S. Venture Fund II, L.P.                         1,117,566
Eagle Ventures II, LLC                                    41,374


                                      B-1